MANUFACTURING  BUSINESS EXPANSION AND RELOCATION AGREEMENT FOR
MENDOCINO BREWING COMPANY

This Agreement is made and entered on August 8,1996, in Ukiah, California by and between Mendocino Brewing Company, Inc. (MBC), a corporation organized and operated under and in compliance with the laws of the State of California and the City of Ukiah (City), a general law municipal corporation located in Mendocino County, California.

RECITALS:
1. MBC is a small brewery currently located in Mendocino County, California, and outside the City of Ukiah. MBC's current facility only permits it to brew approximately 18,000 bbls. per year.
2. MBC wishes to expand and relocate its business and manufacturing facilities within the City and City wishes to provide MBC with incentives to facilitate the expansion and relocation of its operations in the City.
3. In providing MBC with the incentives provided in this Agreement, City has relied upon the representations of MBC, that it will expand operations in City with employees who have been or will be hired from the local labor force, whenever possible. If MBC falls to complete the manufacturing facility and commence manufacturing' operations by April 1, 1997, this Agreement shall terminate and City shall have no obligations to MBC under the terms of this Agreement.
4. City has determined that the attraction of new manufacturing jobs into the local economy will provide general public benefits for the City which constitute a sufficient public purpose to justify the use of City funds to support MBC expansion to City.

AGREEMENT:
Wherefore, in consideration of the above-recited facts and the terms and conditions as further stated herein, the parties hereby agree as follows:
1. Definitions:  The following  terms shall have the following  meaning,  unless
another  meaning  is  expressly  provided   elsewhere  in  this  Agreement.
A. "Manufacturing facility" means the brewing and bottling plant, the water treatment storage pond and installed equipment necessary for manufacturing operation.
B.  "Manufacturing operations" means production of bottled beverages for sale.
C. "Existing work force" means 65 full and part-time employees, including 40 full-time and 25 part-time/seasonal employees.
D. "Local labor force" means persons residing and available for work in Mendocino County.
E. "Whenever possible" means, in connection with hiring from the local labor force, that MBC will include Mendocino County in its recruitment efforts to fill positions through advertisements in local newspapers, job announcements to local EDD offices, social service agencies, college placement offices and similar organizations. If MBC receives applications from qualified local residents, it will hire from those applicants, unless it has specific reasons why the qualified applicants are unacceptable, MBC will not hire outside the local labor force, unless it has been unable to hire a qualified applicant as a result of such local recruitment effort.
2. Relocation and expansion of manufacturing facility: Starting April 1996, MBC will continue to add up to 15 full-time employees to its existing workforce in accordance with the schedule contained in the attached Exhibit "A" which is incorporated herein by reference. MBC shall hire these additional employees from the local labor force, whenever possible.
3. Incentives: After the execution of this Agreement by the parties hereto, the City shall offer the following incentives to MBC:
3.1 Utility Discount: City shall discount water* and electric utility billings by 50% for twelve months, starting in the monthly utility billing period that MBC first begins to use utilities after completion of the manufacturing facility. For the next twelve months City shall discount water and electric utility billings by 30%.
3.2 Reduction in discount permitted: In any quarter that the average number of full-time equivalent employees added to MBC's existing workforce is less than the number specified in Section 1 for sixty (60) consecutive days, the City may reduce the monthly utility discount provided in Section 2.1 by 10% for each full-time equivalent employee (or portion of a full-time equivalent employee) below the number specified in Section 1. For example, if the number of full-time equivalent employees added to the existing workforce is 13 1/2 for sixty (60) consecutive days during the time period when MBC is entitled to a 50% reduction in utility billings, MBC would receive a 30% reduction in its billing for each month thereafter that the number remains at 13 1/2. If the number of equivalent full-time employees increased on the 61st day to 14, MBC would receive a 40% reduction in the second month thereafter. In no event shall the amount of the discount be reduced below zero.
* Water discount limited to consumption levels not to exceed 65,000 gallons per day (gpd)
3.3 MBC to file payroll reports: Commencing on the 10th day of the month beginning 90 days after it commences operations within the City, MBC shall file with the City of Ukiah quarterly payroll reports in the form of a DE6 Quarterly Wage Report, as filed by MBC with the Employment Development Department of California, identifying on a quarterly basis the salary and benefits paid for each position. This report is confidential MBC information. Should MBC fail to file a report without good cause, City shall have no obligation to provide MBC with any utility discount in any month in which MBC fails to file said report, or in any month following such month until MBC files such report.
3.4 MBC to grant easement: MBC agrees to grant to City without any compensation to MBC, any Public Utilities Easements which may be necessary in order to ensure maintenance access to utilities and fire services constructed on the Brewery site and maintained by City.
4. Term: This Agreement shall remain in effect for a period of two years from the date MBC first begins to use utilities after completion of the manufacturing facility.
5. Modifications: City or MBC may, from time to time, request changes in the terms of this Agreement. Such changes, which are mutually agreed upon by and between City and MBC, and approved by the City Council, shall be incorporated in written amendments to this Agreement. To be effective, all such changes as referred to in this section must be agreed upon in writing by both parties to this Agreement.
6. Assignment: MBC shall not assign any interest in this Agreement, and shall not transfer any interest in the same (whether by assignment or notation), without the prior written consent of City.
7. Application of Laws: The parties hereby agree that all applicable Federal, State and local rules, regulations and guidelines not written into this Agreement shall hereby prevail during the period of this Agreement.
8. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any legal action concerning the agreement must be filed and litigated in the proper court in Mendocino County.
9. Integration: This Agreement contains the entire expansion agreement among the parties and supersedes all prior and contemporaneous oral and written agreements, understandings, and representations among the parties. No amendments to this Agreement shall be binding unless executed in writing by all of the parties.
10. Waiver: No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
11. Notice: Whenever notice, payment or other communication is required or permitted under this Agreement it shall be deemed to have been given when personally delivered or when deposited in the United States Mail with proper first class postage affixed thereto and addressed as follows:

MENDOCINO BREWING CO.              UKIAH
Michael Laybourn                   City of Ukiah
Mendocino Brewing Co.              c/o Candace Horsley
PO Box 400                         300 Seminary Avenue
Hopland, CA 95449
Ukiah, CA 95482

12. Paragraph headings: The paragraph headings contained herein are for convenience and reference only and are not intended to define or limit the scope of this Agreement.
13. Duplicate originals: This Agreement may be executed in one or more duplicate originals bearing the original signature of both parties and when so executed any such duplicate original shall be admissible as proof of the existence and terms of the Agreement between the parties.
WHEREFORE, the parties have entered this Agreement on the date first written above.

MENDOCINO BREWING COMPANY, INC.    CITY OF UKIAH BY:
/s/ Michael Laybourn               BY: /s/ Candace Horsley
Michael  Laybourn,                 Candace Horsley,
President                          City Manager